QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.18

IKANOS COMMUNICATIONS, INC.

CHANGE OF CONTROL AGREEMENT

        This Change of Control Agreement (the "Agreement") is made and entered into by and between Chris Smith ("Executive") and Ikanos Communications, Inc. (the "Company"), effective as of August 22, 2005 (the "Effective Date").

RECITALS

        1.     It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with certain rights following a Change of Control (as defined below).

        2.     Certain capitalized terms used in the Agreement are defined in Section 4 below.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

        1.    Term of Agreement.    This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied, or, if earlier, on the date prior to a Change of Control in which Executive is no longer employed by the Company.

        2.    At-Will Employment.    The Company and Executive acknowledge that Executive's employment is and will continue to be at-will, as defined under applicable law.

        3.    Treatment of Options Following a Change of Control.    If within twelve (12) months following a Change of Control: (i) Executive resigns from his employment with the Company (or any parent or subsidiary of the Company) for Good Reason or (ii) the Company (or any parent or subsidiary of the Company) terminates Executive's employment without Cause, and Executive signs and does not revoke a release of claims with the Company in a form acceptable to the Company, then:

          Twenty-five percent (25%) of all unvested shares subject to Executive's then outstanding options to purchase shares of the Company's common stock, granted pursuant to the Company's 1999 Stock Plan or other employee stock incentive arrangements approved by the Company's Board of Directors, shall become fully vested and exercisable as of the date of such termination. Such vested options will remain exercisable following such termination for the period prescribed in the respective option agreements.

        4.    Definition of Terms.    The following terms referred to in this Agreement will have the following meanings:

          (a)    Cause.    "Cause" means: (i) Executive's failure to perform his assigned duties or responsibilities after notice thereof from the Company describing Executive's failure to perform such duties or responsibilities; (ii) Executive engaging in any act of dishonesty, fraud or misrepresentation; (iii) Executive's violation of any federal or state law or regulation applicable to the Company's business; (iv) Executive's breach of any confidentiality agreement or invention assignment agreement between Executive and the Company; or (v) Executive being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

          (b)    Change of Control.    a "Change of Control" means either (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company's stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least 50% of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or (ii) a sale of all or substantially all of the assets of the Company.

          (c)    Good Reason.    "Good Reason" shall mean in connection with a Change of Control and without Executive's express written consent (i) a reduction of Executive's duties, position or responsibilities; (ii) a reduction by the Company in the base salary, as may be applicable, of Executive as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive's overall benefits package is significantly reduced; or (iv) the relocation of Executive to a facility or a location more than 50 miles from Executive's then present location.

        5.    Successors.

        (a)    The Company's Successors.    Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" will include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 5(a) or which becomes bound by the terms of this Agreement by operation of law.

        (b)    Executive's Successors.    The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

        6.    Notice.

        (a)    General.    Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him at the home address which he most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.

        (b)    Notice of Termination.    During the twelve (12) month period following a Change of Control, any termination of employment by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 6(a) of this Agreement. Such notice will set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.

        7.    Miscellaneous Provisions.

        (a)    Waiver.    No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

        (b)    Headings.    All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

        (c)    Entire Agreement.    This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof.

        (d)    Choice of Law.    The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

        (e)    Severability.    The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

        (f)    Counterparts.    This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature Page Follows]

        IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	IKANOS COMMUNICATIONS, INC.
	By:	/s/ RAJESH VASHIST Rajesh Vashist
	Title:	President and CEO
EXECUTIVE		/s/ CHRIS SMITH Chris Smith

QuickLinks

  Exhibit 10.18